UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 6, 2018

Date of Report (date of earliest event reported)

MODEL N, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35840	77-0528806
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Mariners Island Blvd., Suite 300

San Mateo, California 94404

(Address of principal executive offices) (Zip Code)

(650) 610-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 7, 2018, Model N’s board of directors (“Board”) unanimously approved the appointment of Jason Blessing, age 46, as Model N’s Chief Executive Officer and as a Class III director with a term expiring at Model N’s 2019 annual meeting of stockholders, in each case, effective May 10, 2018. Mr. Blessing will succeed Zack Rinat, who had re-assumed the role of Chief Executive Officer on an interim basis in November 2016. Since January 2018, Mr. Blessing has served as an enterprise software consultant. Previously, Mr. Blessing served as the Chief Executive Officer of Plex Systems, Inc., an ERP software company, from January 2013 to December 2017. Mr. Blessing also currently serves as a member of the School of Information External Advisory Board for the University of Michigan. Mr. Blessing holds a B.A. from the University of Michigan.

Pursuant to his employment agreement, Mr. Blessing will receive an annual base salary of $415,000 and be eligible to receive a cash bonus of up to 100% of his annual base salary, subject to the achievement of certain performance criteria. Mr. Blessing will also be granted initial equity awards of (i) $2,175,000 worth of restricted stock units that will vest over four years with 25% vesting on the first annual anniversary of the vesting commencement date and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date; and (ii) $2,175,000 worth of performance-based restricted stock units that will vest over three years with 50% vesting on each of the second and third annual anniversary of the vesting commencement date, subject to the achievement of certain performance criteria.

In connection with Mr. Blessing’s service as Chief Executive Officer, Model N will enter into its standard form of Indemnity Agreement with Mr. Blessing. Pursuant to this agreement, subject to the exceptions and limitations provided therein, Model N will agree to hold harmless and indemnify Mr. Blessing to the fullest extent authorized by its certificate of incorporation, bylaws and Delaware law, and against any and all expenses, judgments, fines and settlement amounts actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding arising out of his services as an executive officer. The foregoing description is qualified in its entirety by the full text of the form of Indemnity Agreement, which was filed as Exhibit 10.01 to Model N’s Form S-1 Registration Statement filed on March 12, 2013 and which exhibit is incorporated by reference herein.

On May 6, 2018, in connection with the appointment of Mr. Blessing, Mr. Rinat resigned as interim Chief Executive Officer and as a director, in each case, effective May 10, 2018. In connection with the transition of the Chief Executive Officer role, Model N entered into a transition letter agreement with Mr. Rinat, pursuant to which he will provide transition advisory services to Model N for 90 days in exchange for continued payment of health benefits through such period and, subject to the performance of his transition services and release and waiver of claims, Mr. Rinat will receive (i) continued health benefits through May 10, 2020, subject to certain exceptions, and (ii) newly issued shares of Model N’s common stock having an aggregate value of $10.3 million, which reflects the Board’s determination, in consultation with compensation advisors, of Mr. Rinat’s total compensation based on his performance under his existing equity grants, including his significant on-going contributions to Model N, in each case, since February 2016 through the end of his advisory services. Mr. Rinat’s unvested equity from prior grants will be cancelled.

On May 7, 2018, Model N’s Board also appointed Charles Robel as Chairman of the Board, effective May 10, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODEL N, INC.

Date: May 8, 2018	By:	/s/ David Barter
David Barter Senior Vice President, Chief Financial Officer